NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 30, 2012, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 17, 2012 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between 99 Cents Only Stores and Number Merger Sub, Inc. a wholly-owned subsidiary of Number Holdings, Inc. which are both controlled by Ares Corporate Opportunities Fund III, L.P., and the Canada Pension Plan Investment Board became effective on January 13, 2012. Each share of Common Stock of 99¢ Only Stores was converted into $22.00 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 17, 2012.